UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      July 29, 2013

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

516 West 34th Street, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 29, 2013, Coach, Inc. (“Coach”) entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with Reed Krakoff Investments LLC (“Buyer”) and Reed Krakoff (“Krakoff”).  The Purchase Agreement provides that at the closing (the “Closing”), Buyer will purchase the equity interests of Reed Krakoff LLC and certain assets, including the Reed Krakoff brand name and related intellectual property rights from Coach.  In consideration for the acquisition of such equity interests and assets, Buyer will (i) assume certain liabilities of Coach, (ii) pay to Coach $10 in cash and (iii) issue to Coach units of Buyer’s common membership interests (the “Common Units”) and units of Buyer’s convertible preferred membership interests (the “Convertible Preferred Units”).  The Common Units issued to Seller will represent 15% of Buyer’s issued and outstanding Common Units immediately following such issuance, subject to adjustment to 7.5% of Buyer’s Common Units under certain circumstances described below.  The Convertible Preferred Units issued to Seller will automatically convert under certain circumstances into an amount of Common Units equal to 20% of Buyer’s issued and outstanding Common Units immediately following such conversion.

Each party makes customary representations and warranties in the Purchase Agreement, as well as customary covenants relating to the operations of business prior to the Closing and the obtaining of certain consents.  The Purchase Agreement provides that the Closing is subject to the satisfaction or waiver of certain conditions, including the accuracy of each party’s representations and warranties at the Closing, subject to materiality qualifiers, compliance in all material respects with each party’s covenants under the Purchase Agreement, Buyer receiving additional equity financing, and other customary conditions.  The Purchase Agreement is subject to termination under certain customary circumstances, including that both parties will have the right to terminate the Purchase Agreement if the Closing has not occurred by August 31, 2013.

Concurrent with the Closing under the Purchase Agreement, the parties contemplate executing certain ancillary agreements, including an amended and restated limited liability company operating agreement of Buyer, a transition services agreement, a revised branding agreement and, under certain circumstances, a credit agreement whereby Coach will agree to loan Buyer up to $20 million for general corporate purposes for a term of two years.  The terms of the Purchase Agreement and related documents provide that if Buyer is able to obtain additional equity financing prior to the Closing that the credit agreement will not become effective.  In such circumstance, Coach’s Common Units (or equivalent) of Buyer will be reduced to 7.5% of Buyer’s issued and outstanding units.  If Buyer is unable to obtain additional equity financing, Buyer has the right to terminate the Purchase Agreement, in which case Krakoff would forfeit his right to certain payments from Coach as described under Item 5.02 below.

The foregoing descriptions are qualified in their entirety by reference to the full text of such agreements which will be filed as exhibits to Coach’s quarterly report on Form 10-Q for the fiscal quarter ending September 28, 2013.  Interested parties should read these documents in their entirety.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2013, Coach entered into a resignation letter agreement with Krakoff (the “Resignation Letter”), who will resign from his positions as President and Executive Creative Director of the Company on the earlier to occur of the Closing or termination of the Purchase Agreement.  The Resignation Letter supersedes the terms of the letter agreement dated as of July 10, 2013 between Coach and Krakoff.  Pursuant to the Resignation Letter, Krakoff agreed to waive his right to receive any compensation, salary, bonuses, equity vesting and other benefits (except for continuation under Coach’s health and welfare benefits) during the period from June 30, 2013 to the effective date of his resignation if the Closing occurs.  In addition, Krakoff agreed to waive his right to receive any severance and bonus compensation if the Closing does not occur due to a breach of the Purchase Agreement by Buyer or Krakoff or the failure of Buyer or Krakoff to satisfy certain closing conditions.  If the Closing does not occur due to the failure to obtain additional equity financing, Krakoff agreed to waive (i) $3 million in severance compensation plus (ii) an additional amount of severance compensation equal to approximately $3 million per month (subject to pro-ration for partial months) for the period beginning on August 1, 2013 and ending on the date that the Purchase Agreement is terminated.  If the Closing does not occur for any reason other than those mentioned above, Krakoff’s resignation will be deemed for “Good Reason” under his employment agreement with Coach.

Following his resignation, Krakoff will be subject to certain restrictions with respect to the non-solicitation of Coach employees and the non-interference with Coach customers, vendors and suppliers.  Such restrictions will extend through the first anniversary of the effective date of Krakoff’s resignation.

The foregoing description is qualified in its entirety by reference to the full text of the Resignation Letter which will be filed as an exhibit to Coach’s quarterly report on Form 10-Q for the fiscal quarter ending September 28, 2013.  Interested parties should read this document in its entirety.

This document contains forward-looking statements based on management’s current expectations.  These statements can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “ahead,” “estimate,” “on track,” “on course,” “are positioned to,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” or comparable terms.  Future results may differ materially from management’s current expectations, based upon risks and uncertainties such as the ability to sell the Reed Krakoff brand.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	August 2, 2013

COACH, INC.

		By:	/s/ Todd Kahn
Todd Kahn
Executive Vice President, Corporate Affairs,
General Counsel & Secretary